8/16/04





                                   EXHIBIT 14






                              IEC Electronics Corp.


                       CODE OF BUSINESS CONDUCT AND ETHICS









Adopted by the Board of Directors on November 20, 1997

Amended and Restated by the Board of Directors on August 26, 2004.

                              IEC Electronics Corp.


                       Code of Business Conduct and Ethics



                                TABLE OF CONTENTS
                                -----------------

                                                                        Page No.
                                                                        --------

Code of Business Conduct and Ethics............................................1

Introduction...................................................................2

Compliance with Laws, Rules and Regulations....................................3
   Antitrust and Trade Regulation Laws.........................................3
   International Business......................................................4
   Illegal and Questionable Payments...........................................4
   Patents, Trademarks and Copyrights..........................................5

Conflicts of Interest..........................................................6
   Fair Dealing................................................................6
   Avoidance of Certain Outside Business Interests and Employment..............6
   Relationships with Customers, Vendors and Suppliers.........................7
   Application to the Employee's Family........................................7
   Corporate Opportunity.......................................................8
   Duty to Disclose............................................................8

Employment Practices...........................................................9
   Equal Opportunity, Non-Discrimination and Harassment........................9
   Employee Safety; Substance Abuse............................................9

Political Activities and Contributions........................................10

Confidential Information......................................................11

Securities Transactions/Insider Trading.......................................12

Accurate Business Records.....................................................14

Administration of the Code....................................................16
   Distribution and Certification.............................................16
   Reporting Violations ......................................................16
   Penalty for Violations.....................................................17
   Waivers....................................................................17
   Modifications/Amendments...................................................17

Criteria for Individual Judgment..............................................18

Scope.........................................................................18

Introduction

It is the policy of IEC Electronics Corp. ("IEC" or the "Company") to conduct its business with honesty and integrity, and in accordance with the highest moral, ethical and legal standards. To reaffirm this policy, the Board of Directors of the Company has clarified and restated its Code of Business Conduct and Ethics ("Code"). The Code applies to the Company's business worldwide and to all members of the Board of Directors, all senior executive and financial officers and all employees of the Company and its subsidiaries.

The guidelines in this Code are by necessity broad principles and do not address every ethical or legal issue that you may face. They provide guidance for carrying out your responsibilities on behalf of the Company and observing the highest standards of ethical conduct. Because the Code does not provide answers to all questions that may arise, you may from time to time need assistance in determining how the Code applies to particular situations. Questions about its application to particular situations should be directed to the Director, Human Resources or the Chief Financial Officer.

Compliance with Laws, Rules and Regulations

Like any other business, IEC is subject to federal, state and local laws and regulations as well as international law and regulations. The Company strives to conduct its business in accordance with the letter and spirit of all applicable laws and regulations. Compliance with the law does not comprise our entire ethical responsibility. Rather, it is a minimum, absolutely essential condition for performance of our duties. All personnel are expected to comply with all applicable laws and regulations in every jurisdiction where IEC conducts business, both in the United States and in other countries.

         Antitrust and Trade Regulation Laws

Antitrust is a term for laws that protect the free enterprise system. The Company will not engage in or support activities that improperly restrain trade or that constitute unfair business practices. It is necessary for the Company and its officers, directors and employees to obey the competition laws, both of the United States and of any other country where it does business. The laws prohibit activities such as

         o        Pricing intended to force a competitor out of business;

         o        Disparaging, misrepresenting, or harassing a competitor;

         o        Stealing trade secrets; bribery, and kickbacks; and

         o Agreements, even unwritten, informal understandings, with competitors to fix prices or terms or conditions of sale for competing products or services; divide or allocate customers, bids, markets or territories for competing products or services; refuse to sell to particular buyers or to buy from particular suppliers; or exchange or discuss nonpublic sales information.

Relationships with customers, suppliers and distributors, whether embodied within written agreements or understandings, can also be subject to a number of antitrust prohibitions and must reflect a commitment to proper trade practices and compliance with applicable laws.

Trade regulation laws also prohibit engaging in false or deceptive advertising or other unlawful or unethical trade practices.

Antitrust laws are vigorously enforced. Violations may result in severe penalties, both criminal and civil and both for the individuals involved and the Company. These laws also apply to international operations and transactions related to imports into and exports from the United States. Employees involved in any dealings with competitors are expected to know that United States and foreign antitrust laws may apply to their activities and to consult with the Chief Executive Officer or Chief Financial Officer prior to negotiating with or entering into any arrangement with a competitor.

         International Business

Officers, directors and employees doing business in foreign countries must know and follow the laws of those countries. In addition, United States law governs certain practices with respect to foreign countries which also must be followed.

The Foreign Corrupt Practices Act (FCPA) prohibits offering anything of value to induce a foreign government to enter into a contract or business relation or otherwise influence an official decision. Company policy strictly forbids these payments. The legal penalties involved may be severe for both the individual and the Company. Personnel should consult the Chief Financial Officer concerning the FCPA for more information on this statute.

There are certain other types of payments, sometimes called "facilitating" payments, which often are required to be made in countries outside of the United States in order to have minor government officials perform routine actions that are within their usual duties that they might otherwise delay or fail to undertake. These types of payments, generally small and in the nature of "tips," are permitted or expected by local custom and generally are not treated as illegal by local law enforcement agencies. While the Company discourages such payments, they are permitted as long as they fall within the limits of the above description and are not intended for improper purposes. All such payments, however, must be properly authorized and recorded in accordance with the Company's financial control system.

The United States regulates and restricts the export of certain products and technologies to foreign countries. Personnel who participate in exporting must understand and comply with licensing, reporting, and restriction regulations.

         Illegal and Questionable Payments

The Company prohibits bribes, kickbacks or other improper payments, whether made directly or indirectly, to any individual or organization, including government officials, political parties, customers, distributors, agents or private persons. Similarly, acceptance of bribes or kickbacks in any form for any purpose is prohibited. Additionally, the use of overbillings, underbillings, or other artificial methods of payment to assist a customer, agent or distributor to evade the tax or exchange-control laws of any country is improper.

If you have reason to believe that any improper payments have been or will be made, full disclosure must be made immediately to the Company's Chief Financial Officer.

         Patents, Trademarks and Copyrights

The Company has a policy of not violating the patents, trademarks, copyrights and other intellectual property of others and expects that all employees and all others will likewise refrain from violating the Company's intellectual property.

Conflicts of Interest

A "conflict of interest" occurs when an individual's private interest interferes in any way - or appears to interfere - with the best interests of the Company. A conflict situation can arise when you take an action or have an interest that may make it difficult for you to perform your work objectively and effectively.

All officers, directors and employees are expected to conduct their activities with the Company's best interests in mind. You are expected to avoid all situations that might lead to a real or an apparent conflict between your self-interest and your duties and responsibilities as an officer, director or employee of IEC.

The Company recognizes and respects the right of all personnel to take part in financial, business and other activities outside their jobs. However, these external activities must not place you in an actual or apparent conflict with your responsibilities to the Company.

A conflict of interest can arise under many circumstances, and generally occurs when any interest or activity outside of the Company is allowed to:

         o        Influence your judgment when acting on behalf of the Company;

         o        Compete against the Company in any business activity;

         o        Divert business from the Company;

         o Diminish efficiency and effectiveness in performing your regular duties; or

         o        Misuse Company resources or influence.

         Fair Dealing

Each employee, officer and director must endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair dealing practice.

         Avoidance of Certain Outside Business Interests and Employment

You are expected to avoid any investment, interest, association or relationship that interferes or might interfere with your independent exercise of judgment in the Company's best interest. Employment or consulting with, or other substantial business interests in, a competitor must never be undertaken. Employment, consulting or other substantial business interest in another supplier or customer is prohibited unless first reviewed and approved in writing by the Chief Executive Officer or Chief Financial Officer.

         Relationships with Customers, Vendors and Suppliers

The Company buys many goods and services from others. The selection of services or goods should be based solely upon price, quality, service and need. Employees involved in the selection and/or purchase of goods and services from vendors and suppliers should avoid situations that could interfere, or appear to interfere, with their ability to make free and independent decisions regarding purchases on behalf of the Company.

Sales of products and services and purchases from suppliers must be free from any inference or perception that favorable treatment was sought, received or given, whether in the form of gifts, favors, entertainment, services or other gratuities. If you are offered or receive any substantial gift or favor, it should not be accepted and your supervisor should be notified. This guideline does not apply to items of small value commonly exchanged in business relationships, but even in this case, discretion and common sense should be your guide.

In commercial business, the exchange of social amenities with suppliers, vendors or customers is acceptable when reasonably based on a clear business purpose and within the bounds of good taste. Meetings accompanied by a meal with suppliers or customers are sometimes necessary and desirable; however, excessive entertainment of any sort is not acceptable.

In general, gifts, favors and entertainment should:

         o        Be consistent with accepted business practice;

         o        Comply with applicable law and accepted ethical standards;

         o Be sufficiently limited in value and in a form that will not be construed as a bribe or payoff; and

         o Avoid creating a situation where public disclosure of the facts will result in embarrassment to you and the Company.

         Application to the Employee's Family

Conflicts of interest, such as described earlier, may arise when your family is involved. While the Company recognizes that family members may have personal interests that are beyond your control, you need to be sensitive to such potential conflicts so as to avoid compromising the Company's interests. No officer, director or employee shall enter into any business arrangement or transaction on behalf of the Company with or involving any family member without disclosure of the relationship and prior approval from the Chief Executive Officer or Chief Financial Officer.

In addition, you should not supervise, be under the supervision of, or be in a position to influence the salary or conditions of employment of a family member.

         Corporate Opportunity

A "corporate opportunity" is an opportunity discovered through the use of Company property, information or position. Officers, directors and employees must not take for themselves personally opportunities that could reasonably be available to the Company. You may not use corporate property, information or position for personal gain, and you may not compete with the Company directly or indirectly.

         Duty to Disclose

Company personnel are under a continuing obligation to disclose promptly any circumstances that might constitute a conflict of interest. If you suspect a conflict of interest exists, contact your immediate supervisor and/or manager so that the matter can be resolved promptly.

Employment Practices

         Equal Opportunity, Non-Discrimination and Harassment

All employees expect and deserve a work place where they feel respected, satisfied, and appreciated. IEC is committed to complying with all applicable civil rights, human rights and labor laws and to providing equal employment opportunity to employees and job applicants. It is IEC's policy to ensure that no employee or applicant for employment is discriminated against in recruitment, hiring, training, or promotion because of age, race, color, religion, sex, national origin, sexual orientation, handicap, disability, marital status or veteran status. It is also the policy of IEC to provide a workplace free of harassment based on these factors. IEC also prohibits retaliation for reporting in good faith any complaint of workplace harassment.

Providing an environment that supports the honesty, integrity, respect, trust, responsibility, and citizenship of every employee permits the Company the opportunity to achieve excellence in the workplace.

         Employee Safety; Substance Abuse

It is the Company's policy to provide a drug and alcohol-free, safe, and healthy work environment, to comply with all applicable environmental, safety and health laws and regulations, and to apply responsible standards where laws or regulations do not exist. Employees must use equipment and handle, store and dispose of hazardous materials and toxic wastes with care and in accordance with applicable law and with the Company's established policies and procedures.

Employees should immediately report to the appropriate management any accident or injury sustained on the job, or any conditions that are perceived to violate environmental, safety or health laws or regulations, or that pose a danger to the environment, our employees or the communities in which we work.

The Company has a particular concern about drug and alcohol abuse since these can have a serious effect on an employee's productivity and job performance and may jeopardize the safety of the employee and his/her co-workers.

IEC will conduct drug or alcohol screening tests as a part of its pre-employment process and will conduct drug or alcohol screening tests for reasonable cause, for involvement in a work-related accident, or at random intervals pursuant to a computer-generated random selection program.

Political Activities and Contributions

No officer, director or employee shall make contributions from Company funds or property to any political parties or candidates, even when local or foreign laws may permit such practices. This prohibition covers not only direct contributions, but also indirect assistance or support through buying tickets to political fund-raising events or furnishing goods, services or equipment for political fund-raising or other campaign purposes. The prohibition is not, however, intended to discourage individual participation in political activity. However, the Company is prohibited from compensating or reimbursing any officer, director or employee, directly or indirectly, in any form, for political contributions such person intends to make or has made. Further, no officer, director or employee shall, on behalf of the Company, attempt to influence another officer's, director's or employee's decision to make, or refrain from making, a personal political contribution or a contribution of non-working time to a candidate or a party.

Confidential Information

All non-public information regarding IEC or its business, employees, customers and suppliers is confidential. Such information is a valuable asset of the Company and its protection, including maintaining its secrecy, plays a vital role in our continued growth and ability to compete.

Confidential information includes any information or knowledge created, acquired or controlled by the Company that the Company has determined should be safeguarded from improper disclosure. Confidential information may include, but is not limited to, financial records, business plans, sales and marketing data, employee records, such as medical records and salary data, and technical information. It may also include information divulged by suppliers, customers, and competitors in the course of business dealings. You have signed an agreement as a condition to employment that includes provisions regarding non-competition and keeping confidential information confidential. You remain under an obligation to keep all information confidential even if your employment or relationship with IEC ends.

In addition to contractual obligations, each officer, director and employee must ensure that confidential information under his or her direction and/or control is properly safeguarded in accordance with Company policies and instructions. These policies include limiting access to confidential information to authorized persons with a "need to know"; disclosing confidential information only where there is a valid business need and only then as specified in Company policies and instructions; and refraining from using Company information for personal benefit or any other purpose other than in furtherance of the Company's business.

Unauthorized releases of confidential information, whether intentional, unintentional or suspected, should be reported immediately to the Chief Financial Officer, and questions on whether information is confidential should be directed to the Chief Financial Officer. The unauthorized disclosure of confidential information will be considered a serious violation of the Code.

Securities Transactions/Insider Trading

All officers, directors and employees should not trade in IEC's securities or the securities of other companies on the basis of material non-public information.

Material non-public information is information that has not been publicly disclosed about or involving the Company that a reasonable investor would consider important in making a decision to buy, sell or hold stock. This includes, for example, nonpublic information on earnings, new contracts, products or discoveries, major management changes, significant gains or losses of business, acquisitions and mergers, lawsuits, and other important corporate developments.

Information is considered to be non-public until it has been adequately disclosed to the public, i.e. the information has been publicly disclosed and adequate time has passed for the securities market to digest this information.

Disclosing nonpublic material information, acting on such information, or recommending others to act based on the information may violate the laws and rules covering insider trading and could have serious legal consequences. To avoid this risk:

         o Do not buy or sell the Company's stock when you have material non-public information about the Company. If there are questions concerning the applicability of this restriction, contact the Chief Financial Officer.

         o Do not pass on material non-public information about the Company to friends, relatives, or others. If you do pass on non-public information and the listener uses it to trade in securities, both you and the listener may violate insider trading laws.

         o Do not suggest to friends, relatives or others that they should trade in the Company's stock when you have material non-public information about the Company.

         o Do not discuss material non-public information with coworkers, except to the extent that it is necessary for you to do your job.

         o Employees generally do not need to be concerned about stock purchases or account allocations made in connection with Company-sponsored plans such as the Employee Stock Purchase Plan or stock option plans. However, sales by employees of stock previously received by them under employee plans are subject to the rules, as are all other individual purchases or sales of Company stock.

These same rules apply if you have material non-public information about another publicly traded company.

Officers and directors of the Company are subject to specific additional legal restrictions on trading in the Company's stock. The officers and directors have been furnished with detailed explanations of these restrictions. Additional copies of memoranda explaining these restrictions, as updated from time to time, can be obtained by the Company's officers and directors from the Chief Financial Officer or IEC's legal counsel.

If you leave the Company, your obligation to maintain the confidentiality of any such non-public information continues until that information has been adequately disclosed to the public.

Any questions you may have as to whether such non-public information has been adequately disclosed to the public or regarding the applicability of the securities laws to our business practices should be referred immediately to the Chief Financial Officer.

Accurate Business Records

The Company's ability to make responsible business decisions and to deal honestly and fairly with governmental authorities, suppliers, customers, shareholders, and employees requires honest and accurate recording and reporting of information. Accordingly, the Company's book, records of account must be accurate and complete for all transactions. IEC has established internal accounting controls, disclosure controls and record keeping policies in order to meet both its legal requirements and its business needs. All employees are required to maintain and to adhere to these controls and policies. Employees must neither commit nor fail to communicate to the Chief Financial Officer any action that may lead or cause the books or records to misrepresent or to be inaccurate. Likewise, there shall be no concealment of information from the Company's independent auditors.

All transactions must be properly authorized and approved in accordance with established policies and procedures. All receipts and expenditures incurred on behalf of IEC, including personal expense statements, must be supported by documents that accurately and properly describe such entries. If you are responsible for approving expenditures or for keeping any books, records and accounts for IEC, you should not approve or record any expenditures or entries without proper supporting documents.

All transactions should be recorded in accordance with standard procedures, into accounts that fairly reflect the true nature of the transaction. Transactions should be recorded on a timely basis in order to permit preparation of financial statements in accordance with generally accepted accounting principles. You are responsible for accurately and timely reporting any business expenses that you may incur.

No false or misleading entries shall be made in any of IEC's book, records or accounts for any reason, including but not limited to submitting any false personal expense statement or any claim for reimbursement of a non-business personal expense, or falsifying any employee benefit information or claim. No undisclosed or unrecorded funds or assets shall be established or maintained for any purpose. If any payments are made to any foreign official, political party or candidate, all financial entries should reflect the true nature, amount and purpose of all monies spent. Also, no "slush fund" or other pools of monies may be established that is not accurately reflected on IEC's books.

No employee, officer or director, or other person acting under their direction shall take any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in performing an audit of IEC's financial statements for the purpose of rendering such financial statements materially misleading. No employee, officer or director shall make any false or misleading statements to an accountant in connection with any audit or examination of IEC's financial statements.

All information prepared and published in connection with IEC's public reporting pursuant to requirements of the Securities and Exchange Commission ("SEC") or any other regulatory agency, shall be complete, not misleading, fair and accurate to the best of your knowledge at the time you prepare or approve such information for inclusion in such filings.

In addition to the foregoing, the Chief Executive Officer and all senior financial officers, including the Chief Financial Officer and principal accounting officer, are subject to the following specific policies. The Chief Executive Officer and each senior financial officer:

         o are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. In addition, the Chief Executive Officer and each senior financial officer must provide full, fair, accurate and understandable information whenever communicating with the Company's stockholders or the general public. It is the responsibility of the Chief Executive Officer and each senior financial officer promptly to bring to the attention of the Audit Committee of the Board of Directors any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or in other public communications made by the Company.

         o shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to records, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

         o shall promptly bring to the attention of the Audit Committee any information he or she may have concerning any violation of the Company's Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employee who has a significant role in the Company's financial reporting, disclosures or internal controls.

         o shall promptly bring to the attention of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

If you have reason to believe any of these policies have been violated, full disclosure must be made immediately to the Chief Financial Officer, Chief Executive Officer, or Chairman of the Audit Committee of the Board of Directors.

Administration of the Code

This Code will be administered and monitored by IEC's Human Resources Department under the supervision of the Audit Committee of the Board of Directors. You are encouraged to seek guidance as this Code cannot provide definitive answers to all questions. Any questions and further information on this Code should be directed to the Director, Human Resources, or the Chief Financial Officer.

         Distribution and Certification

This Code will be communicated and distributed to all officers, directors and employees. It will also be available on the IEC web site at: www.iec-electronics.com. Each officer, director and employee will be asked to sign a statement acknowledging that he/she has received a copy of the Code, has read and understands the guidelines and will comply with them. You may be asked periodically to certify your ongoing compliance with the Code. The Director of Human Resources shall report periodically to the Audit Committee of the Board of Directors regarding the administration of the Code.

         Reporting Violations

You are responsible for adhering strictly to the Code and to all additional policies of IEC. You should disclose any previously unreported transactions, relationships or activities known to you that appear to be in violation of the Code and that the Code requires to be disclosed. You also have a duty to report apparent misconduct by others. Any failure to report a Code violation shall itself constitute a violation of this Code.

You should promptly report to your supervisor, the Director of Human Resources or the Chief Financial Officer any activity that appears to be illegal or fraudulent or otherwise in violation of the Code. If you would rather contact a resource outside of Company management, you may contact the Chairman of the Audit Committee of the Board of Directors by following the procedure in the Company's Whistleblower Policy, set forth in Policy 1.8 of the Policy Manual, and by using the Company's anonymous "Whistleblower Hotline" at 315-332-4555. Anonymous reports will be investigated if sufficient information is provided. However, IEC encourages you to identify yourself if you call, in case additional information is necessary during the course of the investigation.

Upon receiving such information, the supervisor, Director of Human Resources or the Chief Financial Officer will promptly take all action necessary to prevent or remedy any violation and record all reports and any corrective action taken. If the information is received by a supervisor, he or she shall promptly bring the matter to the attention of the Director of Human Resources or Chief Financial Officer for investigation and for the determination of appropriate disciplinary action. When such officers receive reports of alleged or potential violations of this Code, they shall conduct such investigations and take such other action as they shall deem necessary and appropriate to prevent or remedy violations and to recommend appropriate corrective and disciplinary action.

Any Code violation that involves the Chief Executive Officer, Chief Operating Officer or the Chief Financial Officer or an allegation of any accounting or financial reporting irregularity or impropriety should be reported to the Chairman of the Audit Committee of the Board of Directors, who will conduct an investigation and take such action as is deemed necessary and appropriate.

The Director of Human Resources and the Chief Financial Officer shall periodically report violations of the Code and the corrective actions taken to the Company's Chief Executive Officer, President, Chairman of the Board, and the Audit Committee of the Board of Directors.

To the fullest extent possible and appropriate, IEC will endeavor to keep confidential the identity of any employee, officer or director who reports a violation. It is IEC's policy to prohibit retaliation against employees, officers and directors who in good faith report possible Code violations by others. However, if you knowingly or recklessly provide false information to IEC, it may result in disciplinary action, including immediate dismissal.

         Penalty for Violations

Failure of any employee, officer or director to comply with this Code may result in disciplinary action which, depending on the circumstances of the matter, may include reprimand, probation, suspension, demotion, salary reduction, or dismissal. Disciplinary action will also apply to supervisors and executives who, with respect to those employees reporting to them know that conduct which is prohibited by this Code is contemplated or has been engaged in and appropriate action is not taken. In addition to the Company's disciplinary actions, some Code violations may be serious enough to result in civil or criminal fines and/or imprisonment.

         Waivers

Employees, officers and directors are expected to follow this Code at all times. Generally, there should be no waivers to this Code; however, in rare instances conflicts may arise that necessitate waivers. Waivers will be determined on a case-by-case basis by the Company's Chief Executive Officer. However, waivers for officers and directors much be determined by the Board of Directors, who will have the sole and absolute discretionary authority to approve any deviation or waiver of this Code for such persons. Any waiver so granted will be limited and qualified so that the Company and its stockholders are protected to the greatest extent possible. In accordance with the applicable rules of the Securities and Exchange Commission, the Company will promptly disclose the fact of waivers to officers and directors to the Company's shareholders.

         Modifications/Amendments

IEC continually reviews its policies and reserves the right to modify, supplement, amend or delete any provisions in this Code. The Company may from time to time adopt more detailed policies and procedures with regard to certain areas covered by the Code and other matters not mentioned in the Code. Changes to the Code will be communicated as required by law and will be communicated to you within an appropriate period of time.

Criteria for Individual Judgment

The guidelines in this Code outline rules to follow in carrying on business. The criteria for individual judgment that follow are intended to help in determining whether those guidelines are being followed in specific situations.

         o        Is anyone's life, health or safety endangered by this action?

         o        Is my action legal?

         o        Does it comply with Company policy and approved practices?

         o Am I being fair and honest? Would I be compromised if it were known by my boss, my peers, my subordinates, or my friends?

         o Does it have the appearance of an inappropriate act or behavior?

         o Does it meet my personal code of behavior? Do I feel uncomfortable about this act?

         o        Would my superiors and peers act in this way?

Scope

This Code does not supersede, change or alter existing Company policies already in place and does not represent all of the policies of the Company. Certain policies referred to in the Code are contained in their entirety in other policies and handbooks. You are encouraged to review:

                           o        IEC Policy Manual
                           o        IEC Employee Handbook
                           o IEC Whistleblower Policy (Policy #1.8 of the Policy Manual)
                           o Memorandum regarding Federal Securities Law Restrictions and Obligations Applicable to Directors and Section 16 Officers of IEC (May 2004).